Exhibit 99.1

SPARK NETWORKS® ANNOUNCES PROPOSED

SECONDARY OFFERING OF COMMON STOCK

LOS ANGELES, Calif., November 19, 2013 — Spark Networks, Inc. (NYSE MKT: LOV), a leading niche-focused, global media company with brands that build and strengthen the communities they serve, today announced that Great Hill Partners, LLC and its affiliates, as selling stockholders, intend to sell shares of common stock of Spark Networks. Great Hill Partners, LLC and its affiliates have granted the underwriters a 30-day option to purchase additional shares of common stock to cover over-allotments, if any. Spark Networks will not receive any proceeds from the sale of common stock by the selling stockholders. William Blair and Stifel are acting as joint book-running managers and Canaccord Genuity is acting as co-manager for the offering.

A shelf registration statement on Form S-3, relating to the public offering of the shares of common stock described above, was filed with the Securities and Exchange Commission (SEC) and declared effective on April 23, 2013. A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and base prospectus relating to the offering may also be obtained from the offices of William Blair & Company, L.L.C. at 222 West Adams Street, Chicago, IL 60606; Attention: Prospectus Department or by email at prospectus@williamblair.com or by phone at (800) 621-0687 and Stifel, Nicolaus & Company, Incorporated at One Montgomery Street, San Francisco, CA 94104; Attention: Syndicate Desk or by email at syndesk@stifel.com or by phone at (415) 364-2720.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is unlawful.

Cautionary Statement about Forward-Looking Statements

This release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements relating to the Company’s expectations with respect to the completion, timing and size of this offering. Such statements involve known and unknown risks that relate to future events the actual results of which could differ materially from those discussed in this communication. There can be no assurance that the parties will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to this offering, the Company and its business can be found under the heading “Risk Factors” in the Company’s preliminary prospectus supplement and the accompanying prospectus expected to be filed with the SEC on or about November 19, 2013 and in the Company’s other reports filed with the SEC and available at the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof, and, except as required by law, the Company does not undertake any obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Investors:

Addo Communications

Laura Bainbridge, Kimberly Esterkin

laurab@addocommunications.com; kimberlye@addocommunications.com

310-829-5400